Exhibit 99.1

News Release

Rockwell Collins reports first quarter 2014 earnings per share of $0.96 and improves fiscal year outlook

•	Fiscal year 2014 financial guidance increased to include ARINC and an improved outlook for the company's Government Systems business

CEDAR RAPIDS, Iowa (January 21, 2014) - Rockwell Collins, Inc. (NYSE: COL) today reported first quarter fiscal year
2014 earnings per share of $0.96, an increase of 2% from earnings per share of $0.94 in the first quarter of fiscal year 2013. Total sales for the first quarter of 2014 were $1.07 billion, an increase of 1% from $1.06 billion for the same period in 2013. As previously announced, the company completed the acquisition of ARINC on December 23, 2013. ARINC contributed $6 million of inorganic sales to the first quarter of 2014.

The company increased full year fiscal 2014 financial guidance to include the acquisition of ARINC as well as an improved outlook for Government Systems as follows:

•
Sales are now expected to be in the range of $4.95 billion to $5.05 billion (from $4.5 billion to $4.6 billion). ARINC sales are estimated to be in the range of $400 million to $430 million. In addition, expectations for Government Systems sales have improved due to the passage of the Murray-Ryan Bipartisan Budget Act. We now expect Government Systems sales to be down mid-single digits compared to the prior guidance of being down mid-to-high single digits.

•
Earnings per share outlook increased 5 cents and is now expected to be in the range of $4.35 to $4.55 (from $4.30 to $4.50), primarily due to the improved Government Systems outlook. The company also expects the combined impact of transaction related items (including acquisition and integration costs and the gain on the sale of a business) and the operations of ARINC for the remaining three quarters of the fiscal year to be slightly accretive. During fiscal 2014, the company estimates ARINC will have adjusted EBITDA margins of about 20% (9% to 10% segment operating margins).

•
Operating cash flow outlook increased $50 million and is now expected to be in the range of $600 million to $700 million (from $550 million to $650 million), primarily due to the incremental operating cash flows from ARINC.

“First quarter Commercial Systems and Government Systems financial results were in line with our expectations as we generated top-line sales growth and maintained 20% total segment operating margins," said Rockwell Collins Chief Executive Officer, Kelly Ortberg. "2014 begins a new chapter for our company as we accelerate our return to growth. The acquisition of ARINC, along with strong positions in our core markets and expanding international business, will continue to fuel improved performance reinforcing my confidence in our guidance for the year as well as our outlook for the future."

Regarding the acquisition of ARINC, Ortberg commented, “Integration activities are underway and progressing as planned. Our management team is fully in place and focused on expanding our position as a leading provider of information management services."

Following is a discussion of fiscal year 2014 first quarter sales and earnings for each business segment. Certain amounts previously included in the Commercial Systems segment have been reclassified to the newly created Information Management Services segment. See the supplemental schedule included in this press release for a reconciliation of amounts reclassified.

Commercial Systems

Commercial Systems, which provides aviation electronics systems, products and services to air transport, business and regional aircraft manufacturers and airlines worldwide, achieved 2014 first quarter results as summarized below.

(dollars in millions)	Q1 FY14	Q1 FY13	Inc/(Dec)
Commercial Systems sales
Original equipment	$286	$282	1%
Aftermarket	216	197	10%
Wide-body in-flight entertainment	19	27	(30)%
Total Commercial Systems sales	$521	$506	3%

Operating earnings	$111	$105	6%
Operating margin rate	21.3%	20.8%	50 bps

•	Sales to aircraft original equipment manufacturers increased due to higher hardware delivery rates for the Boeing 787 aircraft mostly offset by lower deliveries to light business jet manufacturers.

•	Aftermarket sales increased primarily due to higher air transport retrofits, a large delivery of spare parts for 787 aircraft, and increased revenue from regulatory airspace mandates.

•	Wide-body in-flight entertainment sales decreased primarily due to the absence of a $7 million last-time buy order for spare parts that occurred in the prior year.

Government Systems

Government Systems provides a broad range of electronic products, systems and services to customers including the U.S. Department of Defense, other government agencies, civil agencies, defense contractors and ministries of defense around the world. Results from the first quarter of 2014 are summarized below.

(dollars in millions)	Q1 FY14	Q1 FY13	Inc/(Dec)
Government Systems sales
Avionics	$317	$315	1%
Communication products	118	133	(11)%
Surface solutions	58	50	16%
Navigation products	39	48	(19)%
Total Government Systems sales	$532	$546	(3)%

Operating earnings	$101	$107	(6)%
Operating margin rate	19.0%	19.6%	(60) bps

•
Avionics sales increased primarily due to higher hardware deliveries for the E-6B aircraft upgrade program as well as hardware deliveries for international programs, partially offset by lower KC-46 and KC-10 development program sales.

•
Communication product sales declined due to lower satellite and secure communication product and service sales as troop deployments wound down in the Middle East, partially offset by increased deliveries of JTRS Manpack radios.

•
Surface solutions sales increased from higher international Firestorm targeting systems sales partially offset by the reduction of effort on the Common Range Integrated Instrumentation Systems (CRIIS) development program.

•	Navigation product sales declined due primarily to lower Defense Advanced GPS Receiver (DAGR) product deliveries.

Information Management Services

Information Management Services combines the network and connectivity services provided by ARINC with Rockwell Collins’ flight services business. Information Management Services include air-to-ground data and voice communication services, business aviation flight support services, airport information technology systems, and infrastructure security capabilities.
The company has announced its intent to divest ARINC’s Aerospace Systems Engineering and Support business (ASES), which provides military aircraft integration and modification services. As such, the results of ASES have been classified in discontinued operations and are excluded from the results below.

(dollars in millions)	Q1 FY14	Q1 FY13	Inc/(Dec)
Information Management Services sales	$18	$10	80%

Operating earnings	$2	$1	100%
Operating margin rate	11.1%	10.0%	110 bps

Sales for ARINC were $6 million in the first quarter of fiscal 2014, which includes a partial week of revenue since the date of acquisition. All remaining sales are related to the Rockwell Collins’ flight services business.

The operating earnings of Information Management Services include amortization expense from intangible assets related to the flight services business of $1 million in the first quarter of 2014 and 2013.

Corporate and Financial Highlights

Acquisitions and Divestitures
During the first quarter of fiscal 2014, the company completed the acquisition of ARINC for $1.42 billion. The acquisition of ARINC was funded through a combination of new long-term debt issuances and commercial paper borrowings. The company issued $1.1 billion of long-term debt in the first quarter of fiscal 2014. Approximately $900 million of the long-term debt was used for the ARINC acquisition and the remainder was used to refinance $200 million of our debt that matured in December 2013. The balance of the ARINC purchase price was funded with commercial paper issuances which the company intends to pay down over the next few years using operating cash flow.

The company incurred a total of $15 million of transaction costs related to the acquisition of ARINC during the first quarter of fiscal year 2014. $12 million of these costs are included in selling, general and administrative expense and $3 million are included in interest expense. In addition, the company completed the sale of Kaiser Optical Systems, Inc., resulting in a pre-tax gain of $10 million in the first quarter of fiscal year 2014.

Income Taxes
The company's effective income tax rate was 27.2% for the first quarter of 2014 compared to a rate of 29.8% for the same period last year. The lower tax rate was due primarily to the recognition of a tax benefit relating to prior years' Extraterritorial Income Exclusion deductions.

Cash Flow
Cash used for operating activities was $38 million for the first quarter of fiscal year 2014, compared to cash provided by operating activities of $63 million in the same period last year. The $101 million reduction in cash flow from operations was primarily due to $60 million of higher employee incentive pay and $37 million of higher income tax payments.

During the first quarter of fiscal year 2014, the company repurchased 0.2 million shares of common stock at a total cost of $17 million. The company paid a dividend on its common stock of 30 cents per share, or $41 million, in the first quarter of 2014.

Fiscal Year 2014 Outlook

The following table is a complete summary of the company's updated fiscal year 2014 financial guidance:

•	Total sales	$4.95 Bil. to $5.05 Bil. (From $4.5 Bil. to $4.6 Bil.)
•	Total segment operating margins (1)	20% to 21% (From 21% to 22%)
•	Earnings per share	$4.35 to $4.55 (From $4.30 to $4.50)
•	Cash flow from operations	$600 Mil. to $700 Mil. (From $550 Mil. to $650 Mil.)
•	Total research & development investment	About $950 Mil.
•	Capital expenditures	About $160 Mil. (From about $140 Mil.)
•	Full year income tax rate	About 30%

(1) The decrease in total segment operating margins is due to the inclusion of estimated ARINC operating margins of 9% to 10%. The company estimates that ARINC will have adjusted EBITDA margins of about 20% during fiscal year 2014. See the supplemental schedule included in this press release for a reconciliation of the company's estimate of ARINC's pre-tax income to its adjusted EBITDA in fiscal 2014.

Business Highlights

Rockwell Collins divested ARINC's Industry Standards Organization
To serve the best interests of the industry and avoid any perceived conflicts of interest, Rockwell Collins completed the sale of ARINC's Industry Standards Organization to SAE International simultaneously with the completion of the ARINC acquisition on December 23, 2013.

Rockwell Collins avionics selected by the following airlines:

•	Ethiopian Airlines selected Rockwell Collins to provide the full suite of avionics equipment for its new and growing fleet of Boeing 777s, which currently includes 10 aircraft.

•	Turkish Airlines selected the full suite of Rockwell Collins avionics for 17 Airbus A330s, 25 Airbus A320s, 20 Boeing 777s and 20 Boeing Next-Generation 737s.

•	Oman Air selected a full suite of Rockwell Collins avionics for 11 new Boeing Next-Generation 737s.

Embraer bringing safety and operational benefits of Rockwell Collins HGS™, EVS to Legacy 450/500
Rockwell Collins announced that Embraer Executive Jets has selected Rockwell Collins’ HGS™-3500 and new multi-spectral EVS-3000 enhanced vision system as options on its mid-light Legacy 450 and mid-size Legacy 500 aircraft.

Rockwell Collins PAVES™ On-demand IFE system to debut on Sichuan Airlines
Rockwell Collins announced that Sichuan Airlines will be the launch airline customer for the company’s PAVES™ On-demand in-flight entertainment (IFE) system for 20 new Airbus A319, A320 and A321 aircraft.

Rockwell Collins high-fidelity image generation systems featured on new Sukhoi Superjet 100 simulators
Three Sukhoi Superjet 100 full-flight simulators featuring Rockwell Collins image generation and projection systems are successfully operating in SuperJet International training centers in Moscow and Venice, as well as in Aeroflot Airlines training facilities.

Air Canada selected Rockwell Collins DispatchSM 100 avionics support program for new Boeing 787 Dreamliner fleet
Air Canada selected Rockwell Collins’ Dispatch 100 avionics service and asset management program for its new fleet of 37 Boeing 787 Dreamliners, which are scheduled to be delivered starting in 2014.

Boeing selected Rockwell Collins EP®-8000 image generators
Rockwell Collins will supply EP-8000 image generators for Boeing Apache Longbow Crew Trainers.

Rockwell Collins, CACI received WIN-T service contract
Rockwell Collins and CACI have been awarded a contract by the U.S. Army to provide satellite communications, radio frequency service and support for the Warfighter Information Network-Tactical (WIN-T) program. The $125 million contract includes options for two additional years.

DARPA selected Rockwell Collins to develop prototype for next generation of software defined radios
Rockwell Collins was selected by the Defense Advanced Research Projects Agency (DARPA) to develop a direct conversion digital receiver based on photonic technology. The three-year contract for the DISARMER program is valued at up to $8.5 million.

Rockwell Collins selected to provide close air support software for U.S. Air Force
The U.S. Air Force awarded Rockwell Collins a $15 million contract to develop, test, field and support the next generation of software for the Tactical Air Control Party (TACP) close air support system.

Korea Aerospace Industries selected Rockwell Collins HF-9000 radio system for the South Korea Marine Helicopter
The Rockwell Collins HF-9000 high-frequency radio system was selected by Korea Aerospace Industries for the Republic of Korea Marine Helicopter program. The system will be used for voice communication, primarily during Navy amphibious missions.

Conference Call and Webcast Details

Rockwell Collins CEO and President, Kelly Ortberg, and Senior Vice President and CFO, Patrick Allen, will conduct an earnings conference call at 9:00 a.m. Eastern Time on January 21, 2014. Individuals may listen to the call and view management's supporting slide presentation on the Internet at www.rockwellcollins.com. Listeners are encouraged to go to the Investor Relations portion of the web site at least 15 minutes prior to the call to download and install any necessary software. The call will be available for replay on the Internet at www.rockwellcollins.com through March 24, 2014.

Rockwell Collins is a pioneer in the development and deployment of innovative communication and aviation electronic solutions for both commercial and government applications. Our expertise in flight deck avionics, cabin electronics, mission communications, simulation and training and information management services is delivered by a global workforce, and a service and support network that crosses more than 150 countries. To find out more, please visit www.rockwellcollins.com.

This press release contains statements, including certain projections and business trends, that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to the financial condition of our customers, including bankruptcies; the health of the global economy, including potential deterioration in economic and financial market conditions; adjustments to the commercial OEM production rates and the aftermarket; the impacts of natural disasters, including operational disruption, potential supply shortages and other economic impacts; cybersecurity threats, including the potential misappropriation of assets or sensitive information, corruption of data or operational disruption; delays related to the award of domestic and international contracts; delays in customer programs; unanticipated impacts of sequestration and other provisions of the Budget Control Act of 2011 as modified by the Bipartisan Budget Act of 2013; the continued support for military transformation and modernization programs; potential adverse impact of oil prices on the commercial aerospace industry; the impact of terrorist events on the commercial aerospace industry; declining defense budgets resulting from budget deficits in the U.S. and abroad; changes in domestic and foreign government spending, budgetary, procurement and trade policies adverse to our businesses; market acceptance of our new and existing technologies, products and services; reliability of and customer satisfaction with our products and services; favorable outcomes on or potential cancellation or restructuring of contracts, orders or program priorities by our customers; recruitment and retention of qualified personnel; regulatory restrictions on air travel due to environmental concerns; effective negotiation of collective bargaining agreements by us and our customers; performance of our customers and subcontractors; risks inherent in development and fixed-price contracts, particularly the risk of cost overruns; risk of significant reduction to air travel or aircraft capacity beyond our forecasts; our ability to execute to our internal performance plans such as our productivity and quality improvements and cost reduction initiatives; achievement of ARINC integration and synergy plans as well as our other acquisition and related integration plans; continuing to maintain our planned effective tax rates; our ability to develop contract compliant systems and products on schedule and within anticipated cost estimates; risk of fines and penalties related to noncompliance with laws and regulations including export control and environmental regulations; risk of asset impairments; our ability to win new business and convert those orders to sales within the fiscal year in accordance with our annual operating plan; and the uncertainties of the outcome of lawsuits, claims and legal proceedings, as well as other risks and uncertainties, including but not limited to those detailed herein and from time to time in our Securities and Exchange Commission filings. These forward-looking statements are made only as of the date hereof and the company assumes no obligation to update any forward-looking statement.

Media Contact:	Investor Contact:
Pam Tvrdy	Ryan Miller
319.295.0591	319.295.7575
pjtvrdy@rockwellcollins.com	investorrelations@rockwellcollins.com

ROCKWELL COLLINS, INC.
SEGMENT SALES AND EARNINGS INFORMATION
(Unaudited)
(in millions, except per share amounts)

	Three Months Ended
	December 31
	2013	2012
Sales
Government Systems	$532	$546
Commercial Systems	521	506
Information Management Services	18	10
Total sales	$1,071	$1,062

Segment operating earnings
Government Systems	$101	$107
Commercial Systems	111	105
Information Management Services	2	1
Total segment operating earnings	214	213

Interest expense(1)	(12)	(6)
Stock-based compensation	(5)	(6)
General corporate, net	(15)	(13)
Gain on divestiture of business	10	—
ARINC transaction costs(1)	(12)	—
Income from continuing operations before income taxes	180	188
Income tax expense	(49)	(56)

Income from continuing operations	131	132
Income from discontinued operations, net of taxes	—	—
Net income	$131	$132

Diluted earnings per share:
Continuing operations	$0.96	$0.94
Discontinued operations	—	—
Diluted earnings per share	0.96	0.94

Weighted average diluted shares outstanding	136.7	140.7

(1) During the three months ended December 31, 2013, the company incurred bridge facility fees of $3 million. These costs were included in Interest expense. Total ARINC transaction costs incurred during the period were $15 million.

The following tables summarize sales by product category for the three months ended December 31, 2013 and 2012 (unaudited, in millions):

	Three Months Ended
	December 31
	2013	2012
Government Systems sales:
Avionics	$317	$315
Communication products	118	133
Surface solutions	58	50
Navigation products	39	48
Total Government Systems sales	$532	$546

Commercial Systems sales:
Air transport aviation electronics:
Original equipment	$157	$140
Aftermarket	128	112
Wide-body in-flight entertainment	19	27
Total air transport aviation electronics	304	279

Business and regional aviation electronics:
Original equipment	129	142
Aftermarket	88	85
Total business and regional aviation electronics	217	227
Total Commercial Systems sales	$521	$506

Commercial Systems sales:
Total original equipment	$286	$282
Total aftermarket	216	197
Wide-body in-flight entertainment	19	27
Total Commercial Systems sales	$521	$506

Information Management Services sales	$18	$10

Total sales	$1,071	$1,062

The following table summarizes total Research & Development Investment by segment and funding type for the three months ended December 31, 2013 and 2012 (unaudited, dollars in millions):

	Three Months Ended
	December 31
	2013	2012
Research and Development Investment
Customer-funded:
Government Systems	$89	$98
Commercial Systems	22	22
Information Management Services	—	—
Total Customer-funded	111	120

Company-funded:
Government Systems	16	17
Commercial Systems	49	54
Information Management Services	—	—
Total Company-funded	65	71
Total Research and Development Expense	176	191

Increase in Pre-production Engineering Costs, Net	43	36
Total Research and Development Investment	$219	$227

Percent of Total Sales	20.4%	21.4%

ROCKWELL COLLINS, INC.
SUMMARY BALANCE SHEET
(Unaudited)
(in millions)

	December 31, 2013	September 30, 2013
Assets
Cash and cash equivalents	$439	$391
Receivables, net	1,107	1,058
Inventories, net (1)	1,601	1,518
Current deferred income taxes	16	19
Building held for sale	78	—
Business held for sale	74	17
Other current assets	114	91
Total current assets	3,429	3,094

Property	842	773
Goodwill	1,828	779
Intangible assets	675	288
Long-term deferred income taxes	84	245
Other assets	235	221
Total assets	$7,093	$5,400

Liabilities and equity
Short-term debt	$917	$436
Accounts payable	442	463
Compensation and benefits	207	293
Advance payments from customers	385	324
Accrued customer incentives	185	184
Product warranty costs	116	121
Liability related to building held for sale	78	—
Liabilities associated with business held for sale	9	4
Other current liabilities	147	156
Total current liabilities	2,486	1,981

Long-term debt, net	1,658	563
Retirement benefits	1,023	1,078
Other liabilities	196	155
Equity	1,730	1,623
Total liabilities and equity	$7,093	$5,400

(1) Inventories, net is comprised of the following:
	December 31, 2013	September 30, 2013
Inventories, net:
Production inventory	$844	$804
Pre-production engineering costs	757	714
Total Inventories, net	$1,601	$1,518

Pre-production engineering costs include costs incurred during the development phase of a program in connection with long-term supply arrangements that contain contractual guarantees for reimbursement from customers. These costs are deferred in Inventories, net to the extent of the contractual guarantees and are amortized to customer-funded research and development expense within cost of sales over their estimated useful lives using a units-of-delivery method, up to 15 years.

ROCKWELL COLLINS, INC.
CONDENSED CASH FLOW INFORMATION
(Unaudited)
(in millions)

	Three Months Ended
	December 31
	2013	2012
Operating Activities:
Net income	$131	$132
Adjustments to arrive at cash provided by operating activities:
Gain on sale of business	(10)	—
Depreciation	32	30
Amortization of intangible assets and pre-production engineering costs	13	13
Stock-based compensation expense	5	6
Compensation and benefits paid in common stock	12	18
Excess tax benefit from stock-based compensation	(2)	(1)
Deferred income taxes	7	7
Pension plan contributions	(57)	(57)
Changes in assets and liabilities, excluding effects of acquisitions and foreign currency adjustments:
Receivables	81	67
Production Inventory	(49)	(45)
Pre-production engineering costs	(49)	(41)
Accounts payable	(45)	(64)
Compensation and benefits	(112)	(50)
Advance payments from customers	5	34
Accrued customer incentives	1	(2)
Product warranty costs	(5)	(5)
Income taxes	(6)	36
Other assets and liabilities	10	(15)
Cash (Used for) Provided by Operating Activities	(38)	63

Investing Activities:
Acquisition of business, net of cash acquired	(1,420)	—
Property additions	(38)	(40)
Proceeds from business divestitures	24	—
Cash (Used for) Investing Activities	(1,434)	(40)

Financing Activities:
Purchases of treasury stock	(22)	(336)
Cash dividends	(41)	(42)
Proceeds from short-term commercial paper borrowings, net	682	345
Repayment of debt	(200)	—
Net proceeds from long-term debt issuance	1,089	—
Proceeds from the exercise of stock options	7	7
Excess tax benefit from stock-based compensation	2	1
Cash Provided by (Used for) Financing Activities	1,517	(25)

Effect of exchange rate changes on cash and cash equivalents	3	4

Net Change in Cash and Cash Equivalents	48	2
Cash and Cash Equivalents at Beginning of Period	391	335
Cash and Cash Equivalents at End of Period	$439	$337

ROCKWELL COLLINS, INC.
SUPPLEMENTAL INFORMATION
(Unaudited)
(in millions)

With the acquisition of ARINC Incorporated (ARINC) in the first quarter of fiscal year 2014, the Information Management Services business segment was formed. This new segment combines ARINC with the company's flight services business, which was previously included in the Commercial Systems segment. To further enhance comparability and analysis, the following table provides the revised presentation of the Commercial Systems segment sales and operating earnings to exclude the flight services business results, by quarter, for the year ended September 30, 2013. Commercial Systems sales and operating earnings have been revised to conform to the current year presentation.

	Three Months Ended
	Dec. 31, 2012	Mar. 31, 2013	Jun. 30, 2013	Sept. 30, 2013	Full Year 2013
Commercial Systems sales:
Air transport aviation electronics:
Original equipment	$140	$154	$151	$156	$601
Aftermarket	112	116	127	142	497
Wide-body in-flight entertainment	27	18	19	19	83
Total air transport aviation electronics	279	288	297	317	1,181

Business and regional aviation electronics:
Original equipment	$142	$158	$158	$154	$612
Aftermarket	85	96	96	100	377
Total business and regional aviation electronics	227	254	254	254	989
Total Commercial Systems sales	$506	$542	$551	$571	$2,170

Commercial Systems operating earnings	$105	$116	$131	$120	$472

Information Management Services sales	$10	$11	$12	$12	$45

Information Management Services operating earnings(1)	$1	$1	$1	$2	$5

(1) The operating earnings of Information Management Services include amortization expense from intangible assets related to the existing flight services business of $4 million for the full year 2013, or approximately $1 million per quarter.

ARINC Projected Financial Information
(Unaudited)
(in millions)

On December 23, 2013, the Company completed its acquisition of ARINC Incorporated (ARINC). The results of operations for ARINC will be included in our new business segment, Information Management Services, which also includes the company’s existing flight services business. The forward looking information provided in the table below presents an overview of the expected incremental impacts from the ARINC acquisition on the company's fiscal year 2014 financial guidance.

	Projected ARINC results for fiscal year 2014
	ARINC Business (a)		Corporate Costs (b)	Total
Sales (midpoint of range for ARINC FY 2014 projection)	$415		$—	$415

Income before income taxes	$40		$(45)	$(5)
Depreciation and amortization expense	45	(c)	—	45
Interest expense	—		25	25
EBITDA	85		(20)	65

Transaction and integration costs	5	(d)	15	20

EBITDA, adjusted	$90		$(5)	$85

Total EBITDA, adjusted as a percentage of sales				20%

(a) Represents projected ARINC results from the December 23, 2013 acquisition date through fiscal year end September 30, 2014. The company's flight services business is not included in the above table. In addition, the company has announced its intent to divest ARINC’s Aerospace Systems Engineering and Support business (ASES), which provides military aircraft integration and modification services. As such, the results of ASES have been classified in discontinued operations and are excluded from the projected information in the table.

(b) The Company's definition of segment operating earnings excludes certain items, including interest and other general corporate expenses not allocated to business segments. Included in corporate costs is about $15 million of deal related transaction costs primarily consisting of legal, accounting, and advisory fees incurred for the ARINC acquisition. The majority of these costs were incurred during the Company's first fiscal quarter of 2014. Projected corporate costs also include about $25 million of interest expense, comprised of the incremental interest on debt we issued in December 2013 to finance the acquisition, as well as $3 million incurred in the first fiscal quarter of 2014 on a bridge loan credit agreement that has since been terminated. The interest and deal related transaction costs were excluded from the operating earnings of the Information Management Services segment. The remaining corporate costs of $5 million represent estimated selling, general and administrative expenses related to ARINC that will be incurred at the corporate level.

(c) The Company is in the process of completing its purchase price accounting for the ARINC transaction. The projected depreciation and intangible asset amortization expenses included in the table above are subject to change and are based upon preliminary valuation estimates of the acquired assets.

(d) Transaction and integration costs include approximately $5 million of expense to integrate ARINC into Rockwell Collins and to combine our existing flight services business with ARINC.

The Non-GAAP financial projections included in the table above for earnings before interest, taxes, depreciation, and amortization (EBITDA) and adjusted EBITDA are believed to be useful to an investor's understanding and assessment of the recently completed ARINC acquisition. The Company does not intend for the Non-GAAP information to be considered in isolation or as a substitute for the related GAAP measures. The Non-GAAP financial projections are intended to clarify the impact that certain non-cash depreciation and amortization charges, and certain transaction and integration expenses, are expected to have on the projected financial results for ARINC during the Company's fiscal year 2014.